Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firms

We consent to the reference to our firm under the caption “Experts” and “Selected Historical Financial Data of Infinity” and to the use of our report dated March 31, 2006 (except Note 16, as to which the date is April 11, 2006) with respect to the financial statements of Infinity Pharmaceuticals, Inc., included in the Registration Statement (Form S-4) and related Prospectus of Discovery Partners International, Inc., to be filed on May 24, 2006.

/s/    Ernst & Young LLP

Boston, Massachusetts

May 18, 2006